Exhibit 99.1

CytRx Reports Highly Statistically Significant Positive Results from its Global Phase 2b Clinical Trial

·	Aldoxorubicin demonstrates 80-100% superiority over doxorubicin in progression-free survival as first-line therapy in advanced soft tissue sarcomas
·	Median progression-free survival, 6-month progression-free survival and overall response rates all significantly favor aldoxorubicin treatment over doxorubicin
·	All efficacy results for aldoxorubicin treatment are highly statistically significant compared with doxorubicin treatment

Conference call to be held today at 10:30 a.m. Eastern time

LOS ANGELES (December 11, 2013) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced highly positive top-line efficacy results from a multicenter, randomized, open-label global Phase 2b clinical trial. The trial investigated the efficacy and safety of aldoxorubicin compared with doxorubicin in subjects with first-line metastatic, locally advanced or unresectable soft tissue sarcomas (STS). Aldoxorubicin combines the chemotherapeutic agent doxorubicin with a novel linker-molecule that binds specifically to albumin in the blood to allow for delivery of higher amounts of doxorubicin (3½ to 4 times) without the major dose-limiting toxicities seen with administration of doxorubicin alone.

In this 123-subject, 31-center global Phase 2b clinical trial, subjects with advanced soft tissue sarcomas were administered either 350 mg/m2 of aldoxorubicin (83 subjects) or 75 mg/m2 of doxorubicin (40 subjects) every 3 weeks for up to 6 cycles. Subjects were followed every 6 weeks with CT scans to monitor tumor size. The primary endpoint was progression-free survival (PFS) as determined by both investigators at study sites and by a blinded radiology review performed at an independent central laboratory. Secondary endpoints included overall response rates (complete and partial) and PFS at 6 months for each group, and overall survival which will be reported when the clinical trial is complete.

Consistent with the trial protocol, CytRx used two approaches to evaluate the efficacy of aldoxorubicin compared to doxorubicin in patients with soft tissue sarcomas: assessment by the study investigators, as well as assessment by a blinded central laboratory review.  In this study, both investigator assessment and central lab review showed an unambiguous 80-100% improvement in PFS among patients treated with aldoxorubicin. In an intent-to-treat analysis, the investigator-assessed median PFS was 8.4 months for aldoxorubicin patients versus 4.7 months for doxorubicin patients (p=0.0002), while the blinded central lab review indicated that median PFS for aldoxorubicin patients was 5.7 months versus 2.8 months for doxorubicin patients (p=0.018). Per investigators, 67.1% of aldoxorubicin patients had not progressed at 6 months, compared with 36.1% of doxorubicin-treated patients (p=0.005). By blinded central lab review, 46.8% of aldoxorubicin patients had not progressed at 6 months, compared with 23.7% of doxorubicin patients (p=0.038).

The overall response rate as determined by the investigators was 25.4% for aldoxorubicin subjects (2.7% complete response and 22.7% partial response) versus 5.4% for doxorubicin subjects (0% complete response and 5.4% partial response). As assessed by blinded central lab review, 23.0% of aldoxorubicin subjects had a partial response while 0.0% of doxorubicin subjects exhibited any objective response.

As determined by both the trial investigators and by blinded central radiology review, subjects treated with aldoxorubicin demonstrated highly statistically significant better clinical outcomes than those receiving standard doxorubicin therapy for their soft tissue sarcomas.

”These results are extraordinary for a single agent treating these chemotherapy-resistant tumors,” said study principal investigator Sant Chawla, M.D. of the Sarcoma Oncology Center in Santa Monica, California. “Aldoxorubicin is the first and only single agent to surpass doxorubicin as a first-line treatment for soft tissue sarcomas.”

Dr. Chawla added, “Previous results from this trial presented at the Connective Tissue Oncology Meeting in October indicated that subjects treated with aldoxorubicin demonstrated no significant cardiotoxicity whereas doxorubicin shows cardiotoxicity at certain cumulative dose levels. No subjects left the study due to aldoxorubicin side effects. These findings together suggest that aldoxorubicin could become the treatment of choice for soft tissue sarcomas. Yet this drug’s potential extends much further because doxorubicin in particular and anthracyclines in general are indicated as first- or second-line therapy for many other common cancers including breast, ovarian, small-cell lung, multiple myeloma, acute myelocytic leukemia and more. As such, the ability of aldoxorubicin to safely administer high doses of doxorubicin holds tremendous therapeutic potential to oncologists and their patients worldwide.”

CytRx President and CEO Steven A. Kriegsman commented, “Aldoxorubicin is a major advance for treating soft tissue sarcomas.  We extend gratitude to the investigators who so adeptly managed the conduct of this trial and to the patients and their families who participated in it. These data prove that by applying our proprietary linker technology to target the release of doxorubicin directly at the site of cancer we are able to safely increase the dosage of doxorubicin by approximately three and one-half to four times with tremendous clinical benefit to the patient.”

In the Phase 2b clinical trial aldoxorubicin was found to be safe and well tolerated.  All adverse events in subjects treated with aldoxorubicin were consistent with the known side effects of doxorubicin, resolved before the administration of the next dose and did not require treatment discontinuation.  There were no treatment-related deaths in the aldoxorubicin group.

About the Phase 2b Trial Design
The study examined 123 subjects who received either aldoxorubicin or doxorubicin in a 2:1 randomization, respectively.  Aldoxorubicin was administered to 83 subjects at a dosage of 350 mg/m2 (doxorubicin equivalents of 260 mg/m2) as a 30-minute intravenous infusion on Day 1 of each cycle, while doxorubicin (75 mg/m2) was administered to 40 subjects as a 5-30 minute infusion on Day 1 of each cycle. A cycle of therapy was defined as a 3-week (21-day) period. Multiple cycles were administered until the subject was withdrawn from therapy or until a maximum of 6 cycles were administered. CT scans were obtained every 6 weeks to assess tumor response and progression, and adverse events were collected in a case report form.

About Soft Tissue Sarcoma
STS is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of STS; and in 2013 more than 11,400 new cases will be diagnosed in the U.S., and approximately 4,400 Americans will die from STS. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.

About Aldoxorubicin
The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 500 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2 g/m2.

Conference Call and Webcast
CytRx management will be hosting a conference call and webcast today beginning at 10:30 a.m. Eastern time. To access the conference call, dial 888-463-4383 (U.S. and Canada) or 706-679-5355 (international callers). A webcast will be available in the investor relations section of the company’s website, www.cytrx.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 19821609.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx has completed a global Phase 2b clinical trial with aldoxorubicin as a first-line therapy for soft tissue sarcomas, a Phase 1b/2 clinical trial primarily in the same indication, a Phase 1b study of aldoxorubicin in combination with doxorubicin in subjects with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in subjects with metastatic solid tumors. CytRx plans to initiate under a special protocol assessment a potential pivotal Phase 3 global trial with aldoxorubicin as a therapy for subjects with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy. CytRx has initiated a Phase 2 clinical trial with aldoxorubicin in subjects with late-stage glioblastoma (brain cancer), and plans to initiate a Phase 2 clinical trial in HIV-related Kaposi’s sarcoma. CytRx plans to expand its pipeline of oncology candidates based on a linker platform technology that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites. CytRx also has rights to two additional drug candidates, tamibarotene and bafetinib. CytRx completed its evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that the results of any future human testing of aldoxorubicin, including the final data from the Phase 2b clinical testing of aldoxorubicin as a first-line treatment in patients with metastatic, locally advanced or unresectable soft tissue sarcomas who have not been previously treated with any chemotherapy, might not produce objective response or safety results similar to the data described in this press release, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

David J. Haen
Vice President, Business Development
CytRx Corporation
310-826-5648, x304
dhaen@cytrx.com

or

John M. Columbia
Legend Securities, Inc.
718-233-2677
jcolumbia@legendsecurities.com

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